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                                                                    EXHIBIT 12.1

                  CITGO PETROLEUM CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                       Year Ended December 31,
                                                 --------------------------------------------------------------------
                                                   2003           2002           2001           2000           1999
                                                 --------       --------       --------       --------       --------
                                                                         (Dollars in Thousands)

Income before provision for income taxes         $684,210       $275,885       $597,805       $494,637       $176,784
    Distributions in excess of equity
       earnings of affiliates                     100,071         22,313         44,521         68,196         82,847
    Equity earnings (losses) in excess of
       distributions                                    -              -              -              -              -
    Interest                                      125,008         74,411         78,292         96,584        107,341
    Amortization of previously capitalized
       interest                                     4,177          3,876          3,859          3,709          3,076
    Portion of rent representative of
       interest factor                             38,616         33,916         25,727         21,056         21,056

                                                 --------       --------       --------       --------       --------
       Income as adjusted                        $952,082       $410,401       $750,204       $684,182       $391,104
                                                 ========       ========       ========       ========       ========
Fixed charges
    Interest expense                             $125,008       $ 74,411       $ 78,292       $ 96,584       $107,341
    Capitalized interest                            8,629          3,700          2,000          4,000          7,000
    Portion of rent representative of
       interest factor                             38,616         33,916         25,727         21,056         21,056
                                                 --------       --------       --------       --------       --------
       Total fixed charges                       $172,253       $112,027       $106,019       $121,640       $135,397
                                                 ========       ========       ========       ========       ========

Ratio of earnings to fixed charges                   5.53 x         3.66 x         7.08 x         5.62 x         2.89 x
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